Exhibit 99.1

Praxair Reports Record Third-Quarter Results

  Diluted EPS of $1.11 up 18% versus prior year
  Sales growth of 20% versus 2007; strong results in all geographies
  Operating cash flow of $630 million; return on capital of 15.5%*
  Fourth-quarter 2008 EPS guidance of $1.03 to $1.08; full-year $4.21 to $4.26*
  Net share repurchases of $537 million
  Major new contract announcements in the quarter: 200 MM SCFD hydrogen supply for BP Whiting, Indiana refinery; 3,000 TPD oxygen supply for Anhui Huayi coal gasification project in China

DANBURY, Conn.--(BUSINESS WIRE)--October 29, 2008--Praxair, Inc. (NYSE: PX) reported record net income of $355 million and diluted earnings per share of $1.11 in the third quarter, compared to $305 million and 94 cents, respectively, in the prior year. This represents net income and earnings per share growth of 16% and 18%, respectively, versus the third quarter of 2007.

Sales in the third quarter were $2,852 million, up 20% from $2,372 million in the prior-year quarter. Praxair achieved strong sales growth in every geographic region, led by South America and Asia.

Operating profit was a record $544 million, 18% above $460 million in the prior-year quarter, driven by higher pricing and volume growth.

The company generated strong cash flow from operations of $630 million. Cash flow funded $405 million of capital expenditures, largely for new production plants under contract for customers in North and South America, China and India. The company also repurchased $537 million of stock, net of issuances. Debt levels increased to finance the share repurchases, resulting in a modestly higher debt-to-capital ratio of 48.7%. Due to the strong growth in net income and cash flow, the after-tax return-on-capital ratio improved to 15.5%, and return on equity increased to 26.9%.*

In North America, third-quarter sales were $1,557 million, 19% above the prior year. Excluding the effect of higher natural gas prices passed through to customers in hydrogen prices, sales growth was 14%. Acquisitions of U.S. packaged gas distributors contributed 4% to sales growth. Underlying growth of 9% was driven by diverse markets including energy, metals, manufacturing and chemicals. Operating profit grew 12% to $274 million.

In Europe, sales in the third quarter of $384 million grew 18% from $325 million in the prior-year quarter. Currency effects contributed 13% to sales growth. Underlying sales growth came primarily from higher merchant and on-site gases in Spain, Germany and Italy. Third-quarter operating profit of $96 million rose 23% from the prior-year period.

In South America, third-quarter sales of $527 million grew 26% versus the prior-year quarter. Higher prices and volumes drove 14% sales growth, and favorable currency effects contributed 12%. Sales growth came primarily from higher sales to customers in metals, food and beverage, and general manufacturing markets. Operating profit rose 32% to $111 million in the quarter, as higher prices and productivity programs more than offset cost inflation.

Sales in Asia rose 26% to $239 million in the quarter attributable primarily to new plant start-ups and growth in merchant liquid sales. Overall sales growth in the region was driven by demand from chemicals and electronics customers, and by applications in general industries such as food and water treatment. Operating profit in the quarter grew 27% to $38 million from the prior-year period.

Praxair Surface Technologies had third-quarter sales of $145 million, 10% above the prior-year quarter. Sales growth excluding currency effects was 3%, and was driven by higher sales to energy markets, partially offset by lower sales to aviation markets. Operating profit of $25 million was 4% above the 2007 quarter.

New business development was strong with a number of major new contracts including a second landmark coal gasification oxygen supply system in China and two world scale hydrogen plants for BP in Indiana. The company’s backlog of major new projects coming on stream over the next three years increased from 44 to 47 which will underpin growth and earnings stability due to take-or-pay contracts, and customers in diverse geographies and end markets.

Commenting on the results and business outlook, Chairman and Chief Executive Officer Steve Angel said, “We had another very strong quarter despite some effect from the U.S. Gulf Coast hurricanes, and slowing macroeconomic growth in the U.S. and Europe. Due to the financial crisis, we expect to see a contraction in manufacturing output in the US and Europe, combined with slowing growth in Asia and South America for the next several quarters. Additionally, we expect the recent strengthening of the dollar to impact consolidated sales and earnings growth by about 8% at current exchange rates. Consequently, we will take appropriate measures to properly align our cost structure as necessary. We remain confident in our business strategy and the ability of the Praxair team to continue to perform given whatever economic challenges we face.”

For the fourth quarter of 2008, Praxair expects diluted earnings per share in the range of $1.03 to $1.08 excluding the impact of potential restructuring costs. This represents earnings growth of 5% to 10% above the fourth quarter of 2007 and assumes a negative impact due to currency translation in the area of 8% based on current exchange rates.

For the full year of 2008, Praxair expects sales of about $11 billion, representing year-over-year growth of about 17%. The company expects diluted earnings per share to be in the range of $4.21 to $4.26, excluding the impact of potential restructuring costs, and the 3 cent pension settlement charge which occurred in the first quarter of 2008. This represents growth of 16% to 18% versus 2007*. Full-year capital expenditures are expected to be about $1.5 billion, supporting an increasing number of contracts for on-site production plants globally which will come on-stream over the next several years.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2007 sales of $9.4 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

*See the attachments for calculations of non-GAAP measures related to 2008 operating profit, net income and diluted earnings per share adjusted to exclude a $17 million pension settlement charge in the first quarter, $11 million after-tax, 3 cents EPS. All full year-over-year comparisons, including percentage changes, are based on adjusted amounts for 2008 which exclude the pension settlement charge. The attachments also include calculations of non-GAAP measures related to after-tax return-on-capital; return-on-equity and debt-to-capital ratios.

Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary and Appendix: Non-GAAP Measures

A teleconference on Praxair’s third-quarter results is being held this morning, October 29, at 11:00 a.m. Eastern Time. The number is (617) 597-5346 -- Passcode: 65157179. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of tax, environmental, home healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company’s latest Annual Report on Form 10-K filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

PRAXAIR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Millions of dollars, except per share data)
(UNAUDITED)

	Quarter Ended		Year to Date
	September 30,		September 30,
	2008	2007	2008	2007

SALES (a)	$2,852	$2,372	$8,393	$6,879
Cost of sales	1,734	1,394	5,077	4,064
Selling, general and administrative	341	294	1,017	876
Depreciation and amortization	218	196	644	567
Research and development	24	24	72	72
Other income (expense) - net (b)	9	(4)	(14)	2
OPERATING PROFIT	544	460	1,569	1,302
Interest expense - net	50	44	149	123
INCOME BEFORE INCOME TAXES	494	416	1,420	1,179
Income taxes	139	106	398	304
	355	310	1,022	875
Minority interests	(11)	(9)	(39)	(27)
Income from equity investments	11	4	28	13
NET INCOME	$355	$305	$1,011	$861

PER SHARE DATA

Basic earnings per share	$1.13	$0.96	$3.22	$2.69

Diluted earnings per share	$1.11	$0.94	$3.15	$2.64

Cash dividends	$0.375	$0.30	$1.125	$0.90

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic shares outstanding (000's)	313,749	318,513	314,332	319,830
Diluted shares outstanding (000's)	319,505	324,920	320,719	325,809
(a)	Sales for the 2008 quarter and year-to-date periods increased $66 million and $142 million, respectively, from the contractual pass-through of hydrogen feedstock costs, with minimal impact on operating profit compared to 2007. Sales for the quarter and year-to-date periods increased $121 million and $443 million, respectively, due to currency effects versus 2007.

(b)	Other income (expense) for the 2008 year-to-date period includes a pension settlement charge of $17 million ($11 million after-tax or $0.03 per diluted share).

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(UNAUDITED)

	September 30,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$24	$17
Accounts receivable - net	1,832	1,723
Inventories	495	474
Prepaid and other current assets	237	194
TOTAL CURRENT ASSETS	2,588	2,408

Property, plant and equipment - net	8,201	7,963
Goodwill	1,995	1,967
Other intangibles - net	143	134
Other long-term assets	951	910
TOTAL ASSETS	$13,878	$13,382

LIABILITIES AND EQUITY
Accounts payable	$844	$818
Short-term debt	1,265	788
Current portion of long-term debt	37	40
Other current liabilities	947	1,004
TOTAL CURRENT LIABILITIES	3,093	2,650

Long-term debt	3,642	3,364
Other long-term liabilities	1,945	1,905
TOTAL LIABILITIES	8,680	7,919

Minority interests	307	321
Shareholders' equity	4,891	5,142
TOTAL LIABILITIES AND EQUITY	$13,878	$13,382

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	September 30,		September 30,
	2008	2007	2008	2007
OPERATIONS
Net income	$355	$305	$1,011	$861
Depreciation and amortization	218	196	644	567
Accounts receivable	160	(59)	(109)	(222)
Inventory	11	(18)	(22)	(55)
Payables and accruals	(59)	116	36	133
Pension contributions	(1)	(2)	(14)	(16)
Other	(54)	54	(148)	103
Net cash provided by operating activities	630	592	1,398	1,371

INVESTING
Capital expenditures	(405)	(360)	(1,129)	(974)
Acquisitions	(35)	(22)	(105)	(349)
Divestitures and asset sales	2	12	48	33
Net cash used for investing activities	(438)	(370)	(1,186)	(1,290)

FINANCING
Debt increase - net	464	247	820	720
Purchases of common stock, net of issuances	(537)	(385)	(715)	(571)
Cash dividends	(117)	(95)	(353)	(287)
Excess tax benefit on stock option exercises	8	20	52	54
Minority interest transactions and other	(9)	(8)	(9)	(12)
Net cash used for financing activities	(191)	(221)	(205)	(96)

Effect of exchange rate changes on cash and
cash equivalents	(4)	3	-	5

Change in cash and cash equivalents	(3)	4	7	(10)
Cash and cash equivalents, beginning-of-period	27	22	17	36

Cash and cash equivalents, end-of-period	$24	$26	$24	$26

PRAXAIR, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	September 30,		September 30,
	2008	2007	2008	2007
SALES
North America (a)	$1,557	$1,306	$4,584	$3,804
Europe (b)	384	325	1,180	991
South America (c)	527	419	1,507	1,160
Asia (d)	239	190	682	536
Surface Technologies (e)	145	132	440	388
Total sales	$2,852	$2,372	$8,393	$6,879

OPERATING PROFIT
North America (a)	$274	$244	$811	$692
Europe	96	78	282	229
South America	111	84	302	226
Asia	38	30	115	87
Surface Technologies	25	24	76	68
Segment operating profit	544	460	1,586	1,302
Pension settlement charge	-	-	(17)	-
Total operating profit	$544	$460	$1,569	$1,302
(a)	North American 2008 sales for the quarter and year-to-date periods increased $66 million and $142 million, respectively, from the contractual pass-through of hydrogen feedstock costs, with minimal impact on operating profit compared to 2007. Sales for the quarter and year-to-date periods increased $18 million and $80 million, respectively, due to currency effects versus 2007.
(b)	European 2008 sales for the quarter and year-to-date periods increased $41 million and $137 million, respectively, due to currency effects versus 2007.
(c)	South American 2008 sales for the quarter and year-to-date periods increased $52 million and $181 million, respectively, due to currency effects versus 2007.
(d)	Asian 2008 sales for the quarter and year-to-date periods increased $1 million and $16 million, respectively, due to currency effects versus 2007.
(e)	Surface Technologies 2008 sales for the quarter and year-to-date periods increased $9 million and $29 million, respectively, due to currency effects versus 2007.

PRAXAIR, INC. AND SUBSIDIARIES
QUARTERLY FINANCIAL SUMMARY
(Millions of dollars, except per share data)
(UNAUDITED)

	2008			2007
	Q3	Q2	Q1	Q4	Q3	Q2	Q1
FROM THE INCOME STATEMENT
Sales	$2,852	$2,878	$2,663	$2,523	$2,372	$2,332	$2,175
Cost of sales	1,734	1,748	1,595	1,493	1,394	1,388	1,282
Selling, general and administrative	341	341	335	314	294	296	286
Depreciation and amortization	218	216	210	207	196	189	182
Research and development	24	24	24	26	24	24	24
Other income (expenses) – net	9	(6)	(17)	1	(4)	4	2
Operating profit	544	543	482	484	460	439	403
Interest expense - net	50	52	47	50	44	41	38
Income taxes	139	137	122	115	106	103	95
Minority interests	(11)	(13)	(15)	(16)	(9)	(9)	(9)
Income from equity investments	11	8	9	13	4	5	4
Net income	$355	$349	$307	$316	$305	$291	$265

PER SHARE DATA
Diluted earnings per share	$1.11	$1.08	$0.96	$0.98	$0.94	$0.89	$0.81
Cash dividends per share	$0.375	$0.375	$0.375	$0.30	$0.30	$0.30	$0.30
Diluted weighted average shares outstanding (000's)	319,505	322,088	320,409	323,328	324,920	326,301	326,787

FROM THE BALANCE SHEET
Total debt	$4,944	$4,596	$4,574	$4,192	$4,003	$3,700	$3,736
Total capital (a)	10,142	10,584	10,127	9,655	9,120	8,784	8,433
Debt-to-capital ratio (a)	48.7%	43.4%	45.2%	43.4%	43.9%	42.1%	44.3%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations	$630	$389	$379	$587	$592	$481	$298
Capital expenditures	405	380	344	402	360	329	285
Acquisitions	35	30	40	127	22	31	296
Cash dividends	117	119	117	94	95	96	96

OTHER INFORMATION
Number of employees	27,957	27,999	27,948	27,992	27,479	28,035	27,681
After-tax return on capital (ROC) (a)	15.5%	15.4%	14.8%	15.7%	15.5%	15.3%	14.8%
Return on equity (ROE) (a)	26.9%	25.7%	24.6%	25.3%	25.1%	25.0%	23.5%

SEGMENT DATA
SALES
North America	$1,557	$1,573	$1,454	$1,381	$1,306	$1,293	$1,205
Europe	384	406	390	354	325	336	330
South America	527	514	466	444	419	393	348
Asia	239	232	211	210	190	179	167
Surface Technologies	145	153	142	134	132	131	125
Total sales	$2,852	$2,878	$2,663	$2,523	$2,372	$2,332	$2,175
OPERATING PROFIT
North America	$274	$275	$262	$255	$244	$231	$217
Europe	96	99	87	86	78	79	72
South America	111	102	89	85	84	76	66
Asia	38	40	37	34	30	30	27
Surface Technologies	25	27	24	24	24	23	21
Segment operating profit	544	543	499	484	460	439	403
Pension settlement charge	-	-	(17)	-	-	-	-
Total operating profit	$544	$543	$482	$484	$460	$439	$403
(a)	Non-GAAP measure, see Appendix.

PRAXAIR, INC. AND SUBSIDIARIES
APPENDIX
NON-GAAP MEASURES
(Millions of dollars, except per share data)
(UNAUDITED)

The following non-GAAP measures are intended to supplement investors’ understanding of the company’s financial information by providing measures which investors, financial analysts and management use to help evaluate the company’s financing leverage, return on net assets employed and operating performance. Special items which the company does not believe to be indicative of on-going business trends are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis. Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. 2008 adjusted operating profit, net income and diluted EPS are adjusted for the impact of the 2008 Q1 pension settlement charge which helps investors understand underlying performance on a comparable basis.

	Q3	Q2	Q1	Q4	Q3	Q2	Q1

Debt to Capital Ratio - The debt-to-capital ratio is a measure used by investors, financial analysts and management to provide a measure of financial leverage and insights into how the company is financing its operations.

Total debt	$4,944	$4,596	$4,574	$4,192	$4,003	$3,700	$3,736
Minority interests	307	317	344	321	255	234	230
Shareholders' equity	4,891	5,671	5,209	5,142	4,862	4,850	4,467
Total Capital	$10,142	$10,584	$10,127	$9,655	$9,120	$8,784	$8,433

Debt to capital ratio	48.7%	43.4%	45.2%	43.4%	43.9%	42.1%	44.3%

After -tax return on Capital (ROC) - After-tax return on capital is a measure used by investors, financial analysts and management to evaluate the return on net assets employed in the business. ROC measures the after-tax operating profit that the company was able to generate with the investments made by all parties in the business (debt, minority interests and shareholders’ equity).

Adjusted operating profit (a)	$544	$543	$499	$484	$460	$439	$403

Less: income taxes	(139)	(137)	(122)	(115)	(106)	(103)	(95)
Less: tax benefit on pension
settlement charge (b)	-	-	(6)	-	-	-	-
Less: tax benefit on interest expense	(14)	(15)	(13)	(13)	(11)	(11)	(10)
Add: income from equity investments	11	8	9	13	4	5	4
Net operating profit after-tax (NOPAT)	$402	$399	$367	$369	$347	$330	$302

Beginning capital	$10,584	$10,127	$9,655	$9,120	$8,784	$8,433	$7,943
Ending capital	$10,142	$10,584	$10,127	$9,655	$9,120	$8,784	$8,433
Average capital	$10,363	$10,356	$9,891	$9,388	$8,952	$8,609	$8,188

ROC %	3.9%	3.9%	3.7%	3.9%	3.9%	3.8%	3.7%

ROC % (annual-ized)	15.5%	15.4%	14.8%	15.7%	15.5%	15.3%	14.8%

Return on Equity (ROE) - Return on equity is a measure used by investors, financial analysts and management to evaluate operating performance from a Praxair shareholder perspective. ROE measures the net income that the company was able to generate with the money shareholders have invested.

Adjusted net income (a)	$355	$349	$318	$316	$305	$291	$265

Beginning shareholders' equity	$5,671	$5,209	$5,142	$4,862	$4,850	$4,467	$4,554
Ending shareholders' equity	$4,891	$5,671	$5,209	$5,142	$4,862	$4,850	$4,467
Average shareholders' equity	$5,281	$5,440	$5,176	$5,002	$4,856	$4,659	$4,511

ROE %	6.7%	6.4%	6.1%	6.3%	6.3%	6.2%	5.9%

ROE % (annualized)	26.9%	25.7%	24.6%	25.3%	25.1%	25.0%	23.5%
(a)	2008 Adjusted Operating profit, Net income and Diluted EPS

		First Quarter	Full Year 2008 Guidance
		2008	Low End	High End
	Reported operating profit	$ 482
	Add: pension settlement charge (b)	17
	Adjusted operating profit	$ 499

	Reported net income	$ 307
	Add: pension settlement charge (b)	11
	Adjusted net income	$ 318

	Diluted weighted average shares	320,409

	Reported diluted EPS	$ 0.96	$ 4.18	$ 4.23
	Add: pension settlement charge (b)	0.03	0.03	0.03
	Adjusted Diluted EPS	$ 0.99	$ 4.21	$ 4.26

	Reported 2007 Diluted EPS		$ 3.62	$ 3.62
	Percentage change from 2007		16%	18%
(b)	A pension settlement charge of $17 million ($11 million after-tax or $0.03 per diluted share) was recorded in the 2008 first quarter related to lump sum benefit payments made from the U.S. supplemental pension plan to a number of recently retired senior managers, including Praxair's former chairman and chief executive officer.

CONTACT:
Praxair, Inc.
Media
Susan Szita Gore, 203-837-2311
susan_szita-gore@praxair.com
or
Investors
Elizabeth Hirsch, 203-837-2354
liz_hirsch@praxair.com